Exhibit 10.18
AGREEMENT TO EXTEND FNTP DATE
This Agreement to Extend FNTP Date ("Agreement") is effective as of October 15, 2026, by and between SAULSBURY INDUSTRIES, INC., a Texas corporation ("Saulsbury"), and NET POWER, LLC, a Delaware limited liability company ("Net Power"), is entered into for the purpose of extending the date for the Full Notice to Proceed ("FNTP") referenced in the Consent to Assignment and Acknowledgment dated as of August 27, 2026 ("Consent"). All capitalized terms not defined herein shall have the meanings given in the Consent. The Consent shall remain in full force and effect and, except as set forth below, shall remain unmodified. This Agreement is part of the written agreement of Saulsbury and Net Power contemplated by Section 2.4 of the Consent.
1.    Extended Date. In consideration of their continued time and effort mutually devoted to negotiating the Fourth Amendment to the EPC Agreement ("4th Amendment") and the Limited Notice to Proceed ("LNTP"), Saulsbury and Net Power agree to:
a.    extend the October 15, 2026 date in Section 2.8 of the Consent for delivery of the FNTP and the applicable payments (as required by the 4th Amendment and LNTP) to March 31, 2027; and
b.    defer the obligation and right to the $3,500,000 payment under Section 2. I O(a) of the Consent (the "Termination Payment") on the condition that both parties shall execute, on or before November 1 5, 2026, the 4th Amendment and the LNTP currently being negotiated by the parties, as set forth below.
2.    Deferred Payment. The parties agree that:
a.    Saulsbury shall defer the Termination Payment until November 15, 2026. If the 4th Amendment and the LNTP are not both executed by the parties, or the applicable payments required by the LNTP are not made, on or before such date, for any reason (including either party determining that the proposed terms are unacceptable and discontinuing negotiations), Net Power shall then pay Saulsbury the Termination Payment within ten (10) days of receiving Saulsbury's written demand and invoice for the Termination Payment.
b.    If the 4th Amendment and the LNTP are both executed by the parties and applicable payments thereunder are made on or before November 15, 2026, Saulsbury shall further defer its right to the Termination Payment until March 31, 2027, pending delivery of the FNTP. If Net Power does not issue the FNTP and make the applicable payments on or before March 31, 2027, Net Power shall then be obligated to pay Saulsbury the Termination Payment within ten (10) days of receiving Saulsbury's written demand and invoice for the Termination Payment.

SAULSBURY INDUSTRIES, INC.
By: /s/ Jimmy Matthews
Name: Jimmy
Title: C.O.O.
Date: 10/16/26

NET POWER, LLC
By: /s/ Marc Horstman
Name: Marc Horstman
Title: Pres & COO
Date: 16 Oct 2026